UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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GENERAL MOTORS COMPANY

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On May 19, 2017, General Motors Company (the “Company”) sent the following email to certain of the Company’s shareholders, which included as an attachment a letter to shareholders (the “Letter”). A copy of the Letter is filed herewith as Exhibit 1.

Subject:	GM ANNUAL MEETING: IMPORTANT MESSAGE FROM RANDY ARICKX AND JILL SUTTON

GM’s annual meeting of shareholders is right around the corner, on Tuesday, June 6. GM’s Board of Directors encourages you to vote by using the WHITE proxy card and voting FOR ALL of GM’s Board nominees and AGAINST Greenlight Capital’s proposal to create a dual-class share structure.

As we reach the latter stage of the voting process, we thought you might be interested in occasional updates from us, beginning with the attached copy of a conversation with Mary Barra, our CEO, and Tim Solso, our Independent Lead Director. You can also learn more by reviewing our 2017 Proxy Statement and related materials we have made available at www.gmproxy.com. If you have further questions or if we have not already spoken with you, we would welcome the opportunity to address your questions and discuss our thoughts on these matters with you before you vote. We are reaching out directly to arrange to do so, but you should also feel free to respond to this email and let us know a time when we could give you a call.

Thank you for your continued support and investment in GM.

Kind regards,

Randy Arickx, Vice President, Corporate Communications and Investor Relations

Jill Sutton, Corporate Secretary and Deputy General Counsel, Corporate, Finance & Strategic Transactions

A Conversation with Mary Barra and Tim Solso

GM’s Chairman and CEO, Mary Barra, and Independent Lead Director, Tim Solso,
discuss your Board of Directors’ approach to value creation in a time of industry change. They also explain why openness to new ideas – including ideas from shareholders and others – is essential to GM’s long-term success and was the basis for the Board’s thorough evaluation of Greenlight’s proposal.

∎	The automobile industry is undergoing a period of profound change. How does the Board position GM to emerge as a leader?

Tim: The world is changing quickly. Staying ahead means you have to be open to new ideas – invite input that challenges you with different thinking and perspectives. Our active shareholder engagement process is one effective channel for the Board to hear that kind of input. We have individual directors meeting with shareholders to bring shareholder views into the boardroom. We also invite large, long-term investors in GM and sell-side research analysts to meet with the full Board to share their unfiltered views. This multi-faceted engagement is invaluable because it gives us first-hand perspective on what is important to our shareholders as we make financial and operational decisions.

∎	How do you assure that the Board and management are aware of what’s on the horizon?

Tim: We have dedicated, expert teams at GM studying where the industry is going to help determine where we should direct our resources. We also actively seek cutting-edge thinking as we consider the rapid shift toward electrification, autonomous and personal mobility. We work with internal and external experts across disciplines: technology, cybersecurity, innovation management, design, regulatory and policy. The Board is deeply engaged in these efforts. In 2016 alone, the Board held a total of eight multi-day meetings and its various committees held a combined 29 meetings.

∎	How do you validate whether you are doing the right things for shareholders? Delivering value now and building for the future?

Mary: We have two primary guideposts: we put the customer at the center of everything we do, and we seek to build sustainable, long-term value for our shareholders. That’s a good formula for long-term success because it guides where we invest – what products and solutions our customers need and expect from us, now and in the future – and how we invest – by deploying capital to higher-return opportunities.

∎	As you execute your plan, what are the elements that you believe are creating value?

Mary: Over the past three years we’ve been executing a plan that has accelerated GM’s transformation and challenged many of our old ways of doing things. Specifically, we’ve exited unprofitable markets, streamlined our operations with a relentless focus on costs, launched dozens of award-winning products around the world, strengthened our financing arm for competitive advantage, enhanced our capital structure, increased our overall efficiency and invested in targeted innovation. Our record results over the last three years(1) reflect the magnitude of change we’ve initiated.

And I would note that through dividends and stock repurchases, we expect to have returned a total of $25 billion to our shareholders from 2012 through the end of 2017. We outperformed our peers in Total Shareholder Return in 2016. By any measure, that is a lot of value creation. In fact, it is interesting to note that Greenlight Capital has in the past publicly recognized GM’s management for unlocking shareholder value through share repurchases, but surprisingly now claims GM has generated no shareholder value.

∎	What’s next? What steps are you taking to make sure that shareholders see the value of their shares increase? Are you just waiting for the cycle to turn?

Mary: Anyone who looks at our record should understand that this Board and management team are doing whatever it takes to transform GM and increase value for shareholders in the process. We’re not waiting for anything. We are focused. We are disciplined. We will continue to build our core business, to invest in initiatives that are enabling us to lead in the future of personal mobility and to deploy capital to higher-return opportunities, including advanced technologies.

Our strong foundation, lower cost base, reduced risk and the increased flexibility we’ve created will enable us to take further action – operational, financial and technological – that we believe is the right path to deliver increased value for our shareholders.

∎	Given all that, how do you view the Greenlight proposal?

Mary: We are always open to new ideas and, as Tim said, that openness is a hallmark of how our Board approaches its oversight role. We evaluated Greenlight’s proposal thoroughly and objectively. Over a seven-month period, we engaged with Greenlight directly on numerous occasions, including a meeting between Greenlight and members of the Board. We brought in outside advisors from three top-tier investment banks and directed them to analyze whether the proposal would deliver increased value. In fact, we told one of the banks that advised us that it was our own idea, specifically to rule out any bias against the source of the idea.

Ultimately, after many months of careful study, we concluded that, in stark contrast to the work we are doing, the high-risk financial engineering experiment Greenlight has proposed would reduce our flexibility without generating any intrinsic value or operational growth in our business and would be detrimental to our shareholders.

(1)  Represents core operating performance (i.e., adjusted for major recall campaigns)

∎	What were the specific reasons the Board determined to reject Greenlight’s idea?

Mary: The Board determined that Greenlight’s proposal would inject risk and wouldn’t create value. Fundamentally, there is no evidence that this experiment will work. Greenlight fails to acknowledge the very real possibility that there will be limited demand – let alone additional demand – for these unprecedented securities if there is no change whatsoever in the cash flows or earnings of the company. Another element of risk is the very real potential for a downgrade for GM to below investment grade. That would have a significant adverse effect on our business in terms of cost of capital and the competitiveness of GM Financial.

Overall, our analysis indicated significant risks that would threaten our progress and momentum by destabilizing our capital structure, and would have little or no chance of increasing the value of our stock. We agree with Greenlight on one thing: GM’s stock is undervalued. We fundamentally disagree that the dual-class idea would fix that, and, even worse, it reduces the flexibility that enables us to take further action that will unlock value.

∎	Why do you believe the current Board is the right one to deliver increased value for GM shareholders?

Tim: As we’ve indicated, the current Board and management team are overseeing a period of unprecedented change at GM. The Board’s Governance Committee uses a carefully constructed skills matrix to review the experiences, qualifications and attributes of current Board members and prospective candidates against the strategic needs of GM going forward to determine who can best help GM continue that momentum. Our recruitment effort aligns the Board’s capabilities with achievement of the company’s business strategy, while recognizing the need for refreshment to bring new perspectives. In fact, we added three new directors in just the past two years following this comprehensive process, and we will continue this process in the future.

∎	What do you look for in director candidates? What’s most useful to help you successfully execute your strategy and increase shareholder value?

Tim: Our strategic plan is multi-disciplinary. That’s why our Board members are all outstanding leaders – most with experience managing large, highly complex, global organizations, including expertise in risk management – who effectively monitor performance while at the same time rapidly evolving our business. We have directors with deep finance and capital markets expertise to provide guidance on optimal capital structure and our effective capital allocation. These directors help us appropriately balance investment in the future with return of value to shareholders in the near-term. And we have members who understand evolving issues like technology, public policy and trade that are having a direct and immediate impact on our business.

In contrast, Greenlight has nominated its director candidates specifically to support what in our view is a high-risk, flawed proposal. Also, we already have directors with exceptional experience relative to Greenlight’s nominees. Interestingly, even quite recently Greenlight expressed its belief that the Board and management team are doing a good job. It was only when we rejected Greenlight’s dual-class proposal that Greenlight began to criticize our management and Board members.

We believe the current GM Board is composed of the best people – the right people – to guide us through this important period of industry change and opportunity.

We hope you have found this discussion informative.

We Urge You to SUPPORT THE FULL GM BOARD

and Reject the Greenlight Proposal.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964    Banks and Brokers Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investors section of GM’s website, http://www.gm.com/investors.

For more information, please visit www.GMProxy.com.